EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of _________ ___, 2009, by and between QuantRx Biomedical Corporation, a Nevada corporation (the “Company”), and Walter Witoshkin (the “Executive”).

WITNESSETH:

WHEREAS, the Company is engaged in the research, development, acquisition and commercialization of medical diagnostic products (the “Business”);

WHEREAS, the Executive has certain experiences relating to the Business; and

WHEREAS, the Company desires to retain the services of the Executive as Chief Executive Officer (“CEO”);

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Executive;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Nature of Employment.

(a)          The Company hereby engages the Executive as a full-time employee to hold the office of CEO for the Initial Term and any Renewal Term (as defined herein) (collectively the “Employment Period”), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement.  Throughout the Employment Period, subject to the direction of the Board of Directors of the Company (the “Board”), the Executive shall perform and discharge well and faithfully the duties that may be assigned to him from time-to-time by the Board in connection with the conduct of the Business.

(b)          Throughout the Employment Period, the Executive will:  (i) devote his full employment energies, interests, abilities and time to the performance of his duties and shall not render to others any material service of any kind for compensation, unless the Executive receives written consent of the Board; (ii) not engage in any business activities that are directly or indirectly competitive with any business conducted by the Company or any of its subsidiaries or affiliates; (iii) observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time-to-time by the Board, including but not limited to, the standard policies and procedures of the Company as in effect from time-to-time and (iv) do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities.

(c)          The Executive acknowledges that Sections 5, 6 and 7 of this Agreement contain non-competition and non-disclosure of proprietary information provisions, and the Executive agrees to comply with these provisions.  The Executive understands that entering into and complying with these provisions is a condition to the Executive’s continued employment with the Company and that failure to comply with the terms and conditions of these provisions may result in termination for “Cause” (as defined below) under this Agreement.

2.           Term and Termination of Employment.

(a)          Term.  Subject to prior termination in accordance with this Section 2, the term of this Agreement and the Executive’s employment hereunder shall be for a term of three (3) years commencing on the date of this Agreement (“Initial Term”); and following such Initial Term, this Agreement shall thereafter automatically renew for an additional term of one (1) year (“Renewal Term”), unless either party gives written notice of termination to the other party not less than ninety (90) days prior to the end of any term (in which event this Agreement shall terminate effective as of the close of such Initial Term or Renewal Term).  Each twelve-month period beginning on the date hereof or any anniversary thereof is referred to in this Agreement as a “Year”.

(b)          By Company With Cause.

(1)           During the Employment Period, the Company may terminate Executive’s employment at any time for Cause.

(2)           As used herein, the term “Cause” shall mean and be limited to:  (i) any willful and material breach of this Agreement by the Executive; (ii) any willful or gross neglect by the Executive of his duties and responsibilities hereunder; (iii) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, or gross and willful misconduct by the Executive in connection with the performance of his duties and responsibilities hereunder; (iv) the Executive being legally intoxicated or under the influence of illegal or illegally obtained drugs during business hours or while on call, or being habitually drunk or addicted to drugs (provided that this shall not restrict the Executive from taking physician-prescribed medication in accordance with the applicable prescription); (v) the commission by the Executive of any felony or crime of moral turpitude; (vi) any action by the Executive which may materially impair or damage the reputation of the Company; (vii)  insubordinate disregard of any lawful direction given to the Executive by the Board; or (viii) repeated failure or refusal to comply with the Company’s policies and procedures.

(c)          By Company Without Cause or by Executive with Good Reason.

(1)           During the Employment Period, the Company may terminate Executive’s employment at any time without Cause.

(2)           The Executive’s employment may be terminated by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, in the absence of written consent of the Executive:

(i)           the assignment to the Executive of any duties materially inconsistent with the Executive’s duties and responsibilities, or any other material action by the Company that is materially inconsistent with or materially reduces such duties or responsibilities; or

(ii)          notice in writing to the Executive of his/her relocation, without the Executive’s consent, to a place of business more than 50 miles from his/her location as of the date hereof;

(iii)         a breach by the Company of any of its material agreements contained herein and the continuation of such breach for fifteen (15) business days after notice thereof is given to the Company; or

(iv)        a “Change of Control” (as defined herein); Executive may terminate this Agreement for Good Reason or if there is a “Change of Control.”  A “Change of Control” shall mean the occurrence of any of the following; (a) the sale, transfer, conveyance or other disposition in one or a series of related transactions, or all or substantially all of the assets of the Company to any entity, person, or group; (b) any entity, person, or group that becomes, directly or indirectly, the owner of more than forty percent (40%) of the voting stock of the Company by way of merger, consolidation, or otherwise; (c) the present directors of the Company cease for any reason to constitute the majority of the Board. (d) If, during the Term, there should be a Change of Control (as defined herein), and within 3 months before or 12 months thereafter either (i) Executive’s  employment is terminated by the Company for any reason other than Cause or the death or disability of Executive or (ii) Executive terminates his employment for Good Reason, then Company shall, on or before Executive’s last day of full-time employment hereunder, pay to Executive, in lieu of any other rights to cash compensation he may have under this Agreement which have not accrued by such date, a lump sum cash payment equal to two times (x) Executive’s then current Base Salary and (y) the Bonus Amount. Notwithstanding the foregoing, Company shall not be obligated to make any payments under this Section 2 unless Executive has executed and delivered to Company a further agreement, to be prepared at the time of Executive’s termination of employment, that shall provide (i) an unconditional release of all claims, charges, complaints and grievances, whether known or unknown to Executive, against Company or any of its affiliates, through date of Executive’s termination of employment; (ii) an obligation to maintain the confidentiality of such agreement; and (iii) an obligation to indemnify Company if Executive breaches such agreement. (e) It is the intention of the parties that the payments under this Section 2 shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended. Accordingly, notwithstanding anything in this Section 2 to the contrary, if any of the amounts otherwise payable under this Section would constitute “excess parachute payments,” or if the independent accountants acting as auditors for Company on the date of the Change in Control determine that such payments may constitute “excess parachute payments,” then the amounts otherwise payable under this Section 2 shall be reduced to the maximum amounts that may be paid without any such payments constituting, or potentially constituting, “excess parachute payments.” (f) Following any termination of Executive’s employment under this Section 4.5 after a Change in Control, Executive shall be entitled to continue to receive for the remainder of the then-current Term, but not less than 12 months, medical benefits coverage for Executive and Executive’s spouse and dependents (if any) at the Company’s expense if and to the extent Company was paying for such benefits at the time of such termination. (g) Upon making the payment described in this Section 2, Company shall have no further obligation to Executive under this Agreement.

Notwithstanding the foregoing, the Executive shall not be considered to have Good Reason to terminate this Agreement unless and until he gives the Company written notice of the circumstances constituting Good Reason with respect to subsections (i)-(ii) and the Company fails to have cured such circumstances within fifteen (15) business days of receipt of such notice.

(d)          By Executive Without Good Reason.

(1)           At any time during the Employment Period, Executive may resign employment by giving thirty (30) days prior notice of termination to Company.

(2)           In the event Executive voluntarily terminates his employment without Good Reason at any time during the Employment Period, Executive shall only be entitled to unpaid Salary and Fringe Benefits, as defined in Section 3 hereof, through the date of termination of employment.

(e)           Termination of Employment by Reason of Death.  If Executive shall die during the Employment Period, this Agreement shall terminate automatically as of the date of death, and Company shall pay to the Executive’s estate the amounts set forth under Section 2(g) hereof, including those amounts under Section 3 hereof which would otherwise be payable to Executive up to the end of the month in which death occurs, and, to the extent applicable, any insurance or insurance proceeds, vested death benefits, compensation for accrued vacation or leave time.

(f)           Termination of Employment by Reason of Disability.  As used herein, the term “permanent disability” shall mean, and be limited to, any physical or mental illness, disability or impairment that prevents or may reasonably be expected to prevent the Executive from continuing for the performance of his normal duties and responsibilities hereunder for a period in excess of six (6) consecutive months.  For purposes of determining whether a “permanent disability” has occurred under this Agreement, the written determination thereof by two (2) qualified practicing physicians selected and paid for by the Company (and reasonably acceptable to the Executive) shall be conclusive.

(g)          Severance.  In the event the Company terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason, or Executive’s employment is ended because of a permanent disability or death, then, subject to the execution of a general release of claims in favor of the Company, Executive or Executive’s estate will receive an amount equal to twelve (12) months Salary as severance within thirty (30) days of the date of such termination (or such later date as may be necessary to avoid any adverse tax consequences under Section 409(A) of the Internal Revenue Code) and any and all compensation and benefits under Section 3 hereof, which would otherwise be payable to Executive as of the effective date of termination.

(h)          Significant Acquisition/Divestiture.  If during the Employment Period, the Company sells, or causes a sale of, (i) all or substantially all of the shares of its capital stock or the capital stock of any of its affiliates, (ii) all or substantially all of its assets or the assets of any of its affiliates or (iii) performs a material acquisition of the capital stock or assets of any entity and such acquisition is material the Company (the events specified in (i), (ii) and (iii) being a “Significant Acquisition/Divestiture”), Executive or Executive’s estate will receive an amount equal to the greater of (A)(1) the product of any per share consideration to be received by the stockholders, whether as a dividend, distribution or otherwise, of the Company in connection with such Significant Acquisition/Divestiture multiplied by (2) the number of shares of the Company’s common stock held by Executive on a filly-diluted, as converted basis (that is, assuming the exercise of all options or warrants to purchase, or the conversion of all securities convertible into, common stock of the Company, in each case then held by Executive) and (B) one (1) year’s Salary, as a completion bonus within thirty (30) days of the date of the consummation of such acquisition or sale (or such later date as may be necessary to avoid any adverse tax consequences under Section 409(A) of the Internal Revenue Code).

3.           Compensation and Benefits.

(a)           Salary.  Executive shall receive an annual salary (“Salary”) in the amount of $288,000, less statutory deductions and applicable withholdings, which shall be payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time-to-time, and shall be subject to required tax and payroll withholdings.  The Salary may be increased from time-to-time as the Board, upon recommendation of the Board’s Compensation Committee (the “Compensation Committee”), determines.

(b)           Bonus.  In addition to the Salary, the Executive shall receive a calendar year end bonus and/or other incentive compensation equal in value to not less than 25% and not more than 100% of the Salary (such percentage within the 25% - 100% range to be determined by the Board, based upon the recommendation of the Compensation Committee).

(c)           Fringe Benefits.  The Company shall also make available to the Executive, throughout the period of his employment hereunder, such benefits and perquisites as are generally provided by the Company to its executives at the Executive’s level of responsibility; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy.

(d)           Expenses.  The Company shall reimburse the Executive, upon presentment by the Executive to the Company of appropriate receipts, vouchers or other supporting documentation therefor, for any reasonable out-of-pocket business expenses incurred by the Executive in connection with the performance of his duties and responsibilities hereunder, in accordance with the Company’s standard policies and procedures in effect from time-to-time.

(e)          Equity Compensation.  As an incentive for Executive to make the agreements contained in this Agreement, upon execution of this Agreement, Executive shall receive stock options under the Company’s 2007 Incentive Stock Plan (the “Plan Options”), that do not qualify as incentive stock options, to purchase not less than 250,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the grant, which shall be exercisable for five (5) years from the date hereof.  The Plan Options shall be immediately vested as of the date hereof.  The Plan Options shall contain cashless exercise provisions permitting payment of any portion of the exercise price by surrendering Plan Options and/or shares of the Company’s common stock to the Company and shall be governed by the provisions of a stock option agreement substantially in the same form as the Company uses for non-qualified grants to its other senior executives with such modifications as are appropriate to incorporate the terms of this section 3(e) and to delete any provisions that are inconsistent with such terms.

4.           Vacation, Personal Days and Sick Days.

The Executive will be entitled to holidays, personal days and sick days in accordance with the Company’s standard policies and procedures in effect from time-to-time.  The Executive will also be entitled to four (4) weeks of paid vacation.

5.           Nondisclosure of Confidential and Proprietary Information.

(a)           The Executive acknowledges that during the term of the Employment Period, Executive will have access to and possession of trade secret, confidential information, and proprietary information (collectively, as defined more extensively below, “Confidential Information”) of the Company, its subsidiaries, and affiliates and their respective customers.  The Executive recognizes and acknowledges that this Confidential Information is valuable, special, and unique to the Company’s business, and that access to and knowledge thereof are essential to the performance of the Executive’s duties to the Company.  During the Employment Period and thereafter, Executive will keep secret and will not use or disclose to any person or entity other than the Company, in any fashion or for any purpose whatsoever, any Confidential Information relating to the Company, its subsidiaries, affiliates, or its customers, except at the request or the Company.

(b)           The term “Confidential Information” means confidential data and confidential information relating to the business of the Company, its subsidiaries, and affiliates and their respective customers, that is or has been disclosed to Executive or of which Executive became aware as a consequence of or through Executive’s employment with the Company and that has value to the Company and is not generally known to the competitors of the Company and includes but is not limited to information written, in digital form, in graphic form, electronically stored, orally transmitted or memorized concerning the Company’s business or operations plans, strategies, portfolio, prospects or objectives, structure, products, product development, technology, distribution, sales, services, support and marketing plans, practices, and operations; research and development, financial records and information, and customer lists.

(c)           The Executive further recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with work for the Company, Third Party Information unless expressly authorized by the Company in writing.

(d)           The Executive further agrees to store and maintain all Confidential Information in a secure place.  On the termination of the relationship, Executive agrees to deliver all records, data, information, and other documents produced or acquired during the Employment Period, and all copies thereof, to the Company.  Such material at all times will remain the exclusive property of the Company, unless otherwise agreed to in writing by the Company.  Upon termination of the relationship, Executive agrees to make no further use of any Confidential Information on his or her own behalf or on behalf of any other person or entity other than the Company.

(e)           At no time will Executive improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Executive has an obligation of confidentiality, nor bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or person.

6.           Assignment Of Inventions and Intellectual Property.

In consideration of Executive’s employment, Executive acknowledges and agrees that the Company shall have exclusive, unlimited ownership rights to all materials, information and other items created, prepared, derived or developed in connection with or arising from Executive’s employment relationship with the Company, whether individually or jointly with others, whether original or considered enhancements, improvement or modifications, whether or not completed, and whether or not protectable as trade secrets, service or trademarks, or through patent, copyright, mask work or any other intellectual, industrial or other form of property protection or proprietary rights (“Inventions”).  Executive further agrees that all Inventions shall be deemed made in the course and scope of Executive’s employment with the Company and shall belong exclusively to the Company, with the Company having the sole right to obtain, hold and renew, in its own name and for its own benefit, all registrations and other protections that may be available by contract, license, law, equity and/or regulation.  To the extent that exclusive title or ownership rights do not originally vest in the Company as contemplated, Executive hereby irrevocably assigns, transfers and conveys (and agrees to assign, transfer and convey in the future) to the Company all such rights.  Executive agrees to give the Company all assistance and execute all documents necessary to assist and enable the Company to perfect, preserve, enforce, register and record its rights.

7.           Agreement Not to Compete.

(a)           The Executive agrees with the Company that the services that the Executive will render during the Employment Period are unique, special and of extraordinary character, that the Company will be substantially dependent upon such services to develop and market its products and to earn a profit, and that the application of the Executive’s knowledge and services to any competitive business would be substantially detrimental to the Company.  Accordingly, in consideration for employment by the Company and compensation and other benefits pursuant to this Agreement, and any compensation the Executive may receive after his employment is terminated, the Executive will not compete or interfere with the Company or any affiliate of the Company (or any of their successors or assigns), directly or indirectly during the Employment Period or for the twelve (12) month period following termination of Executive’s employment (the “Restricted Period”).

The term “compete” as used herein means to engage in, assist, or have any interest in, including without limitation as a principal, consultant, employee, owner, shareholder, director, officer, partner, member, advisor, agent, or financier, any entity that is, or that is about to become engaged in, any activity that is in competition with, or competes with the Company.  The phrase includes, but is not limited to, managing, producing, soliciting or selling services, programs or products that provide similar functions to any of the Company’s services, programs or products to any current customer of the Company.  However, Executive shall not be prohibited from owning up to two percent (2%) of the equity of a publicly traded company.

(b)          Furthermore, during the Restricted Period, Executive shall not, directly or indirectly, with respect to the Company (including any subsidiaries or affiliates of the Company), or any successors or assigns:

(1)           Solicit any employees of the Company’s;

(2)           Directly or indirectly influence any of the Company’s employees to terminate their employment with the Company or accept employment with any of the Company’s competitors; or

(3)           Interfere with any of the Company’s business relationships, including without limitation those with customers, suppliers, consultants, attorneys, or other agents, whether or not evidenced by written or oral agreements.

(c)          The Executive agrees that any breach of this Section 7 shall cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Executive agrees that (i) the Executive shall not be entitled to any further payments due under the terms of this Agreement, and (ii) any stock option granted but not exercised shall be void and have no further force or effect.   Furthermore, in addition to any other remedies that may be available, the Company shall have the right to seek specific performance and injunctive relief as set forth in Section 9, without the need to post a bond or other security.

(d)          The Executive further acknowledges that the covenants contained in this Section 7 are a material part of this Agreement and if this Agreement is terminated for any reason, the Executive will be able to earn a livelihood without violating these provisions.

8.           Return of Company Property.

When the Executive leaves the employ of the Company, the Executive will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, recordings, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, its successors or assigns.  The Executive further agrees that any property situated on the Company’s premises and owned by the Company, including computer disks and other digital, analog or hard copy storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

9.           Legal and Equitable Remedies.

Because the Executive’s services are personal and unique and because the Executive may have access to and become acquainted with the Confidential Information of the Company, and because the parties agree that irrepressible harm would result in the event of a breach of Sections 5, 6, 7 and 8 by the Executive, the Company may not have an adequate remedy at law, the Company will have the right to enforce Sections 5, 6, 7 and 8 and any of their provisions by injunction, restraining order, specific performance or other injunction relief, without bond, and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.  The Company’s remedies under this Section 9 are not exclusive and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise.

10.         No Conflicting Obligations.

The Executive represents that Executive’s compliance with the terms of this Agreement and Executive’s performance as an executive of the Company does not and shall not breach any agreement to keep in confidence information acquired by the Executive in confidence or in trust prior to employment by the Company.  The Executive has not entered into, and agrees not to enter into, any agreement, either written or oral, in conflict herewith.

11.         Notification of New Employer.

In the event that the Executive leaves the employ of the Company, the Executive hereby agrees to notify the Executive’s new employer of those obligations that are continuing under this Agreement after termination.

12.         Notices.

Any notice of communication permitted or required by this Agreement shall be in writing and delivered personally or via overnight courier or certified mail, return receipt requested:

If to the Company:   100 S. Main Street
 Suite 300
 Doylestown, Pennsylvania 18901
 Attention:  Board of Directors

If to the Executive:   Walter Witoshkin
 351 Covered Bridge Rd.
 New Hope, PA 18938

13.	General.

(a)           No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or subsequent breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

(b)           Neither this Agreement, nor any of the Executive’s rights, powers, duties, or obligations hereunder, may be assigned by the Executive.  This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs and legal representatives and the Company and its successors.  Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and successor shall thereafter be deemed “the Company” for the purpose hereof.

(c)           The captions and Section headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(d)           The validity and construction of this Agreement or any of its provisions will be governed by and constructed in accordance with the laws of the State of New York without regard to its conflicts of law.  Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or if such court lacks subject matter jurisdiction, to the jurisdiction of the Supreme Court of the State of New York, County of New York.  Each of the parties hereto specifically waives any objection that it may otherwise have to the jurisdiction or venue of any such Courts or that such Courts are an inconvenient forum and acknowledges that service of process may be made by mailing a copy thereof in accordance with the provisions of Section 12.  However, any dispute arising under, out of, in connection with, or in relation to: the Executive’s employment with the Company; the termination of that employment; this Agreement, or the making, validity, interpretation or breach thereof, will be determined and settled by arbitration before a single arbitrator at the offices of the American Arbitration Association (“AAA”) pursuant to the employment dispute rules then in effect of the AAA.  The parties agree to avail themselves of any expedited procedures available under the commercial arbitration rules of the AAA and to use their best efforts to cause the arbitrator to render his decision within 90 days of the date of the Arbitration Notice or as soon thereafter as is practicable.  The parties consent to the jurisdiction of the Supreme Court of the State of New York, County of New York (Commercial Division) and of the United States District Court for the Southern District of New York for all purposes in connection with said arbitration and further consent that any process or notice of motion or other application to the Court or any judge thereof and any paper in connection with such arbitration may be served in or out of the State of New York by certified or registered mail or personal service or in such other manner as may be permissible under the rules of the applicable Court or arbitration tribunal, provided a reasonable time for appearance is allowed.  Any provisional remedy which, but for this Agreement to arbitrate disputes, would be available at law, shall be available to the parties hereto pending arbitration.  The costs of the arbitration, including the reasonable legal fees and disbursements of counsel to the prevailing party in the arbitration shall be paid by the losing party, except that the arbitrator in his discretion shall have the right to allocate the costs of the arbitration, including the legal fees and disbursements of the parties, in such manner as the arbitrator shall deem fair and reasonable.

(e)           This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(f)            This Agreement may be executed in counterparts, each of which will be deemed to be an original hereof, but all of which together will constitute one and the same instrument.

(g)           This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

(h)           This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity will have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

(i)           If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

(j)           The provisions of this Agreement will survive the termination of the Executive’s employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(g)          The Executive has read this Agreement carefully and fully understands its terms.

IN WITNESS THEREOF, the parties have executed and delivered, or caused to be executed and delivered, this Agreement on the date first written above.

QUANTRX BIOMEDICAL CORPORATION

By:
Name:
Title:

Walter Witoshkin